Consent of Independent Certified Public Accountants

The Board of Directors
Capital Markets Assurance Corporation:

     We consent to the use of our report included in the Form 8-K of UACSC 1997-A Auto Trust, and to the reference to our firm under the heading "Experts" in the UACSC 1997-A Auto Trust Prospectus Supplement dated February 13, 1997.

     Our report dated January 25, 1996, refers to the Company's adoption at December 31, 1993 of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


                                        /s/ KPMG Peat Marwick LLP

New York, New York
February 18, 1997